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Memory Pharmaceuticals Reports Second Quarter 2008 Financial Results

MONTVALE, N.J., August 13, 2008 — Memory Pharmaceuticals Corp. (Nasdaq: MEMY) today reported its financial results for the second quarter ended June 30, 2008.

“The clear highlight of the quarter was Roche’s decision to license R3487/MEM 3454, which underscored the potential of our nicotinic alpha-7 program, strengthened our financial position and validated our CNS drug development capabilities. Equally important was the progress we reported with our two proprietary programs, including the positive pro-cognitive and anti-inflammatory data for MEM 1414 and the nomination of MEM 68626 as our lead 5-HT6 antagonist development candidate with potential applicability in cognition or obesity,” stated Vaughn M. Kailian, President and Chief Executive Officer of Memory Pharmaceuticals. “We plan to build on this momentum in the second half of the year and remain on track to complete our Phase 2a trial for MEM 3454 in CIAS and our Phase 1 program for MEM 63908 and announce results from both trials in the fourth quarter. We are also preparing to initiate a biomarker study funded by Roche for MEM 3454, a Phase 2a trial for MEM 1414 and a Phase 1 program for MEM 68626 before year-end.”

Financial Results

For the quarter ended June 30, 2008, the Company reported a net loss of $12.4 million, or $0.17 per share, compared to a net loss of $10.7 million, or $0.15 per share, for the same period in 2007. For the six months ended June 30, 2008, the Company reported a net loss of $25.9 million, or $0.35 per share, compared to $19.6 million, or $0.27 per share, for the same period in 2007.

For the quarter ended June 30, 2008, the Company reported revenue of $0.9 million, compared to revenue of $2.7 million for the same period in 2007. For the six months ended June 30, 2008, revenue was $1.7 million, compared to revenue of $5.4 million for the same period in 2007. The decrease in revenue for both periods is a result of the conclusion of the research and development funding portion of the Company’s collaboration with Amgen related to the development of PDE10 inhibitors, partially offset by increased milestone payments and research and development funding from Roche related to the nicotinic alpha-7 receptor agonist program.

Research and development expenses for the quarter ended June 30, 2008 were $10.3 million, lower than the $11.3 million reported for the same period in 2007, due primarily to a $0.7 million decrease in personnel-related costs. For the six months ended June 30, 2008, research and development expenses were $21.2 million compared to $21.1 million in the same period in 2007. The increase was due primarily to $2.6 million in increased costs associated with the clinical trials for the nicotinic alpha-7 agonist program and a $1.6 million increase in the preclinical activities for the Company’s 5-HT6 antagonist program, partially offset by a $4.0 million decrease in clinical and manufacturing costs for MEM 1003 and a $0.3 million decrease in personnel-related costs.

General and administrative expenses for the quarter ended June 30, 2008 were $2.6 million, unchanged from the same period in 2007. For the six months ended June 30, 2008, general and administrative expenses were $5.5 million compared to $4.8 million for the same period in 2007. The increase was due primarily to an increase of $0.5 million in legal fees and $0.4 million in outside services.

At June 30, 2008, the Company had cash and cash equivalents of approximately $22.1 million, compared to $38.2 million at the end of 2007. The Company continues to expect that its existing cash and cash equivalents, together with payments expected to be made under its collaboration agreements, should be sufficient to fund operating expenses, scheduled debt obligations and capital equipment requirements into the first half of 2009.

Second Quarter Highlights and Recent Developments

•	Roche Opt-in for R3487/MEM 3454. In May, Roche exercised its option to license R3487/MEM 3454, Memory Pharmaceuticals’ lead nicotinic alpha-7 receptor agonist, for further development and commercialization. In connection with the option exercise, Memory Pharmaceuticals received a $6.0 million milestone payment and is entitled to future payments upon the achievement of additional milestones and royalties on product sales, including a $17.0 million milestone payment upon the completion of the ongoing Phase 2a study in cognitive impairment associated with schizophrenia. In addition, Memory Pharmaceuticals retains an option to co-promote R3487/MEM 3454 in the United States.

•	Initiated a MAD Phase 1 Study for R4996/MEM 63908. The Company continued to progress its Phase 1 program for R4996/MEM 63908, a nicotinic alpha-7 receptor agonist. During the quarter, the Company completed a food interaction study in healthy adult male volunteers and a randomized, placebo-controlled single dose study in elderly male and female volunteers, and commenced a randomized, placebo-controlled multiple ascending dose (MAD) study in healthy and elderly male and female volunteers. The Company expects to announce top-line results from this entire Phase 1 program in the fourth quarter of 2008.

•	Reported Pro-Cognitive and Anti-Inflammatory Data for MEM 1414. In May, Memory Pharmaceuticals reported the results of a clinical study of MEM 1414 on quantitative EEG (qEEG), a biomarker of central nervous system activity. In the randomized, double-blind, placebo-controlled, cross-over study, 500 mg and 750 mg doses produced a statistically significant increase in both the absolute and relative power of the EEG signal in the alpha frequency. In addition, the Company reported positive preclinical data for MEM 1414 in models of inflammation.

•	Nominated MEM 68626 as a Development Candidate. Memory Pharmaceuticals nominated MEM 68626 as the lead development candidate from its proprietary 5-HT6 antagonist program. MEM 68626 is a novel, potent and selective antagonist of the 5-HT6 receptor that has demonstrated efficacy in multiple preclinical models of cognition and obesity and has a favorable safety and toxicology profile in in vivo studies, with no cardiovascular or genetic toxicity issues. In addition, the compound’s pharmacokinetic profile suggests the potential for once-daily, oral dosing.

•	Presented Preclinical Data for MEM 68626 at ICAD 2008. In July, Memory Pharmaceuticals presented preclinical data for MEM 68626 in a poster presentation at the 2008 Alzheimer’s Association International Conference on Alzheimer’s Disease (ICAD). The results demonstrate that MEM 68626 is effective in models of cognition that are considered predictive of efficacy in Alzheimer’s disease and mild cognitive impairment.

•	Presented Plan to Nasdaq. In April, the Company received written notification from the Nasdaq Stock Market, that, as of December 31, 2007, the Company was not in compliance with the minimum $10.0 million stockholders’ equity requirement set forth in Marketplace Rule 4450(a)(3). In June, Memory Pharmaceuticals received written notification from the Nasdaq Stock Market that, because the Company had not regained compliance with the $1.00 bid price requirement set forth in Marketplace Rule 4450(a)(5), its securities were subject to delisting from the NASDAQ Global Market, unless the Company requested a hearing. The Company requested a hearing before the Nasdaq Listing Qualifications Panel, which automatically stayed the delisting of its securities until the Panel issues a decision following the hearing. On July 31, 2008, Memory Pharmaceuticals appeared before the Nasdaq Listing Qualifications Panel and presented its plan to achieve and sustain compliance with the continued listing requirements of the Nasdaq Stock Market. The plan is currently under review by the Nasdaq Listing Qualifications Panel.

Conference Call and Webcast Information

Memory Pharmaceuticals will hold a conference call on August 13, 2008, at 9:00 a.m. EDT to discuss the Company’s second quarter 2008 financial results. The conference call will also be broadcast live from the “Investors” section of the Company’s website. Memory Pharmaceuticals’ senior management will host the conference call. Investors and other interested parties may access the call as follows:

Date:	Wednesday, August 13, 2008
Time:	9:00 a.m. EDT
Telephone (U.S.):	866.770.7120
Telephone (international):	617.213.8065
Participant Passcode:	48209654
Webcast:	http://www.memorypharma.com under the “Investors” section

An audio replay of the conference call will be available from 11:00 a.m. EDT on Wednesday, August 13, 2008, until Wednesday, August 20, 2008. To access the replay, please dial 888.286.8010 (U.S.) or 617.801.6888 (international) and enter passcode number 27666214. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders, many of which exhibit significant impairment of memory and other cognitive functions, including Alzheimer’s disease and schizophrenia. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to Memory Pharmaceuticals; and Memory Pharmaceuticals’ ability to maintain listing on the Nasdaq Stock Market. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

MEMORY PHARMACEUTICALS CORP.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands — except share and per share information)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenue	$947	$2,728	$1,699	$5,418
Operating expenses:
Research and development	10,252	11,258	21,234	21,108
General and administrative.	2,579	2,593	5,453	4,846

Total operating expenses	12,831	13,851	26,687	25,954

Loss from operations	(11,884)	(11,123)	(24,988)	(20,536)

Other income	4	—	28	—
Interest income (expense), net	(526)	440	(891)	992

Loss before income taxes	(12,406)	(10,683)	(25,851)	(19,544)
Income taxes	—	6	—	6

Net loss	$(12,406)	$(10,689)	$(25,851)	$(19,550)

Basic and diluted net loss per share of common stock	$(0.17)	$(0.15)	$(0.35)	$(0.27)

Basic and diluted weighted average number of shares of common stock outstanding	73,138,853	72,098,338	72,917,073	71,121,965

MEMORY PHARMACEUTICALS CORP.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$22,106	$38,201
Other current assets	1,959	1,417
Restricted cash	505	505
Deferred financing costs	368	519
Property and equipment, net	5,108	5,868
Total assets	$30,046	$46,510

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities (excluding deferred revenue)	$11,962	$8,789
Equipment notes payable, less current portion	19	66
Loan payable, less current portion	8,446	10,831
Deferred revenue	23,180	18,051
Other non-current liabilities	579	506

Total liabilities	44,186	38,243
Stockholders’ (deficit) equity	(14,140)	8,267

Total liabilities and stockholders’ (deficit) equity	$30,046	$46,510